UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-31246
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                           American Bank Incorporated
                           --------------------------
                            American Capital Trust I
                            ------------------------
             (Exact name of registrant as specified in its charter)

            4029 West Tilghman Street, Allentown, Pennsylvania 18104
            --------------------------------------------------------
                                 (610) 366-1800
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share
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   6.0% Cumulative Convertible Trust Preferred Securities of American Capital
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  Trust I (and the guarantee of American Bank Incorporated with respect thereto)
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(i)    [ ]
             Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(ii)   [ ]             Rule 12h-3(b)(2)(ii)   [ ]
                                                    Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: 265

Pursuant to the requirements of the Securities Exchange Act of 1934, American Bank Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 9, 2007                   By:/s/ Mark W. Jaindl
         ------------                      -------------------------------------
                                           Mark W. Jaindl,
                                           President and Chief Executive Officer